Press Release

SOURCE: GameTech International, Inc.

GameTech Announces Kevin Peterson General Manager of Summit Gaming Division

RENO, Nev., October 22, 2007, GameTech International, Inc. (“GameTech” or the “Company”) (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo equipment, bingo systems and video lottery terminals, announced today that Tim Carson, President of GameTech’s Summit Gaming Division, resigned effective Friday, October 19, 2007. GameTech has named Kevin Peterson as General Manager to assume responsibilities for the Summit Gaming Division of GameTech International effective Monday, October 22, 2007.

Previously, Mr. Peterson served as General Manager for United Coin in Reno, Nevada, overseeing their Northern Nevada routes. Prior to his position with United Coin, Mr. Peterson was Director of Business Development for Nova Gaming. He also has held the position of Director of Sales for Innovative Gaming.

The announcement was made by GameTech President and CEO, Jay Meilstrup, who stated, “We are pleased to welcome Kevin to our staff. Kevin will be a tremendous asset as we ready GameTech to launch new products into new markets.”

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the Company provides electronic bingo systems and equipment. Under the Summit Gaming™ brand the Company provides video lottery terminals and slot machine gaming devices. The Company also provides other gaming related equipment and services. GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games. GameTech International, Inc. serves customers in 41 U. S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. GameTech does not intend, and undertakes no obligation, to update our forward- looking statements to reflect future events or circumstances.